Exhibit (d)(23)(E)

Notice of Termination of Subadvisory Agreement as to the

Floating Rate Income Trust

(a Series of John Hancock Trust)

Western Asset Management Company

Notice is hereby given pursuant to Section 8 of the Subadvisory Agreement (the “Agreement”) dated April 28, 2006, as amended, between John Hancock Investment Management Services, LLC and Western Asset Management Company (“WAMCO”) that the Agreement as to the Floating Rate Income Trust is terminated effective as of the close of business on December 31, 2010. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after December 31, 2010.

Executed this 31st day of December, 2010.

John Hancock Investment Management Services, LLC

By:	/s/ Andrew Arnott
Andrew G. Arnott, Executive Vice President

WAMCO hereby waives its right to 60 days notice of such termination as provided for in Section 8 of the Agreement.

Western Asset Management Company

By:	/s/ James J. Flick
Director of Global Client Services & Marketing